BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 27, 2017

1.            Date, Time and Place: Held on April 27, 2017, at 09:00 hours, in São Paulo City, São Paulo state, at Avenida Brigadeiro Faria Lima, N° 2.179, 1st floor.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The summons was duly made within the terms of article 21 of the Bylaws of BRF S.A. (Company), with the presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. e José Aurélio Drummond Jr.

4.            Agenda: (i) Appointment of the Members of the Board of Directors; (ii) Executive Board; (iii) Creation of the Marketing Committee and Election of the Members of the Advisory Committees and (iv) Assignment of Agreements – BRF Energia S.A. (“BRF Energia”).

5.            Resolutions:

5.1          Appointment of the Members of the Board of Directors. The members of the Board of Directors, elected by the Company's Ordinary and Extraordinary Shareholders' Meeting held on April 26, 2017, were invested in their positions on this date by signing the respective Tenure Terms in the minutes book of the Board of Directors.

5.2          Executive Board. The Board of Directors recognized the term of office of the following members of the Board of Executive Officers, elected at the Board of Directors meeting held on July 11, 2016, which shall be in force until July 11, 2018: (i) as Global, Financial and Investor Relations Officer Mr. Pedro de Andrade Faria, Brazilian, married, business administrator, registered with the CPF / MF under No. 271.782.078-76 and bearer of identity document RG No. 22.265.414-4 (SSP / SP); (ii) as Vice-President, Mr. Hélio Rubens Mendes dos Santos Júnior, Brazilian, married, engineer, enrolled with CPF / MF under No. 472.238.200-04 and bearer of identity document RG No. 5,056,775- 6 (SSP / SC); (iii) as Vice-President, Mr. José Roberto Pernomian Rodrigues, Brazilian, married, lawyer, enrolled with CPF / MF under no. 058.787.588-73 and bearer of identity document RG 19.329.278-6 ( SSP / SP); (iv) as Vice-President, Mr. Artur Paranhos Tacla, Brazilian, married, psychologist, registered with the CPF / MF under 084.083.118-83 and bearer of identity document RG 12.433.756-9 (SSP / SP); and (v) as Vice-President, Mr. Leonardo Almeida Byrro, Brazilian, married, engineer, enrolled with CPF / MF under no. 269.275.368-25 and bearer of RG ID 20.477.845-1 ( SSP / SP); All residing and domiciled in the City of São Paulo, State of São Paulo, with professional address at Rua Hungria no. 1,400, 5th floor, in the City of São Paulo, State of São Paulo.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 27, 2017

5.3          Creation of the Marketing Committee and Election of the Members of the Advisory Committees. The creation of the Marketing Committee was approved, with the purpose of advising the Board of Directors on matters related to marketing and communication, to be initially formed by the following members of the Board of Directors: Mr. Walter Fontana Filho, Marcos Guimarães Grasso And José Aurélio Drummond Júnior. The Board of Directors, by resolution of the majority of its members, may also appoint external members to join said Committee.

Additionally, it was resolved that the other Advisory Committees of the Company will have the following composition:

i) Finance, Governance and Sustainability Committee: Mrs. Francisco Petros Oliveira Lima Papathanasiadis, Luiz Fernando Furlan, Walter Malieni Jr., Carlos da Costa Parcias Jr. and Manoel Cordeiro Silva Filho (external member).

ii) Strategy, M & A and Markets Committee: Mrs. José Carlos Reis de Magalhães Neto, Carlos da Costa Parcias Jr., Flávia Buarque de Almeida, Luiz Fernando Furlan and Marcos Guimarães Grasso.

iii) People, Organization and Culture Committee. José Aurélio Drummond Jr., Walter Malieni Jr., Flávia Buarque de Almeida and José Carlos Reis de Magalhães Neto.

iv) Statutory Audit Committee. Francisco Petros Oliveira Lima Papathanasiadis, Walter Fontana Filho, Walter Malieni Jr., Fernando Maida Dall'Acqua (external member) and Sérgio Ricardo Silva Rosa (external member).

5.4          Assignment of Agreements – BRF Energia. In accordance with article 23, (xxxiv) and (xxxvi) of the Bylaws and in line with the recommendation of the Finance, Governance and Sustainability Committee, the assignment to BRF Energia, by the Company, of the rights arising from agreements related to the supply of energy, as well as the granting of a guarantee by the Company to ensure the compliance with such contracts.

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Supervisory Board: Abilio dos Santos Diniz – Chairman; Cínthia Foroni – Secretary. Members: Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, Luiz Fernando Furlan, Walter Fontana Filho, José Carlos Reis de Magalhães Neto, Flávia Buarque de Almeida, Marcos Guimarães Grasso, Carlos da Costa Gracias Jr., José Aurélio Drummond Jr. e Walter Malieni Jr.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 27, 2017

I certify that the present minutes are a faithful and true copy of the original which is filed in Book Number 5, pages 141 to 143 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

___________________________

Larissa Brack

Secretary

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